Exhibit 99.1

Celanese Corporation Reports Full Year 2023 and Fourth Quarter Earnings

Dallas, February 20, 2024: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported full year 2023 GAAP diluted earnings per share of $18.00 and adjusted earnings per share of $8.92. The Company generated net sales of $10.9 billion in 2023, an increase of 13 percent from the prior year, due to an increase in volume of 23 percent reflecting the Mobility & Materials (M&M) acquisition, partially offset by a decrease in price of 10 percent. Full year 2023 volume decreased by 2 percent, excluding M&M, due to challenging demand and competitive dynamics across most of the year. Celanese took actions to reduce costs and align production and inventory levels with demand to report 2023 consolidated operating profit of $1.7 billion, adjusted EBIT of $1.8 billion, and operating EBITDA of $2.4 billion, at margins of 15, 16, and 22 percent, respectively.
The difference between GAAP diluted earnings per share and adjusted earnings per share in 2023 was due to Certain Items totaling $114 million1 and a recorded income tax benefit of $790 million, primarily due to restructuring related to acquired operations.
Celanese took actions in 2023 to maximize cash generation and execute its deleveraging plan. As a result, the Company:
•Reduced working capital balances by $579 million, driven by a $451 million reduction in inventory balances in 2023;
•Generated record operating cash flow of $1.9 billion and record free cash flow of $1.3 billion in 2023; and
•Reduced debt by $995 million and increased cash by $297 million, resulting in a $1.3 billion reduction in net debt across 2023.
Celanese also reported fourth quarter GAAP diluted earnings per share of $6.43 and adjusted earnings per share of $2.24. The Company generated fourth quarter operating cash flow of $830 million and free cash flow of $702 million, both quarterly records.
"In a challenging backdrop across the entirety of 2023, our team decisively executed on hundreds of actions to reduce our costs, secure alternative volumes, align our production and inventory levels with demand, and maximize our cash generation," said Lori Ryerkerk, chair and chief executive officer. "With a focus on what we can control, we delivered record cash generation, exceeded our full year net debt reduction objective, and enhanced the competitiveness of our businesses going into 2024."
1 Including the gain from the formation of the Nutrinova joint venture (JV), partially offset by M&A-related costs, and shutdown costs

Fourth Quarter 2023 Financial Highlights:

	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	1,406	1,528	1,237
Acetyl Chain	1,181	1,220	1,135
Intersegment Eliminations	(18)	(25)	(24)
Total	2,569	2,723	2,348

Operating Profit (Loss)
Engineered Materials	122	691	25
Acetyl Chain	264	272	204
Other Activities	(127)	(121)	(173)
Total	259	842	56

Net Earnings (Loss)	701	949	769

Adjusted EBIT(1)
Engineered Materials	199	229	138
Acetyl Chain	300	310	242
Other Activities	(65)	(88)	(78)
Total	434	451	302

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	45	12	35
Acetyl Chain	33	33	30

Operating EBITDA(1)	608	624	453
Diluted EPS - continuing operations	$6.43	$8.70	$7.03
Diluted EPS - total	$6.37	$8.69	$7.03
Adjusted EPS(1)	$2.24	$2.50	$1.44

Net cash provided by (used in) investing activities	(168)	375	(10,713)
Net cash provided by (used in) financing activities	(240)	(700)	1,944
Net cash provided by (used in) operating activities	830	403	541
Free cash flow(1)	702	268	395

	Year Ended December 31,
	2023	2022
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	6,149	4,024
Acetyl Chain	4,884	5,743
Intersegment Eliminations	(93)	(94)
Total	10,940	9,673

Operating Profit (Loss)
Engineered Materials	1,083	429
Acetyl Chain	1,109	1,447
Other Activities	(505)	(498)
Total	1,687	1,378

Net Earnings (Loss)	1,964	1,902

Adjusted EBIT(1)
Engineered Materials	848	779
Acetyl Chain	1,258	1,609
Other Activities	(353)	(217)
Total	1,753	2,171

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	87	207
Acetyl Chain	132	143

Operating EBITDA(1)	2,444	2,617
Diluted EPS - continuing operations	$18.00	$17.41
Diluted EPS - total	$17.92	$17.34
Adjusted EPS(1)	$8.92	$15.88

Net cash provided by (used in) investing activities	(134)	(11,141)
Net cash provided by (used in) financing activities	(1,456)	10,290
Net cash provided by (used in) operating activities	1,899	1,819
Free cash flow(1)	1,320	1,263
____________________________
(1)See "Non-US GAAP Financial Measures" below.

Recent Highlights:
•Commissioned the carbon capture and utilization (CCU) methanol expansion at the Clear Lake, Texas site, which is expected to capture 180 kt of CO2 industrial emissions and produce 130 kt of low-carbon methanol per year.
•Completed the transition of M&M to the upgraded Celanese SAP S/4HANA ERP system as the final step to fold the entire organization onto one consolidated ERP system.
•Completed the planned closure of the Company's nylon 66 (PA66) and certain high-performance nylon (HPN) polymerization units in Uentrop, Germany. Polymerization costs at Uentrop were the highest in the Celanese global nylon network due to energy and raw material costs in the region.
•Announced a collaboration with Under Armour and development of NEOLAST™, a new fiber for performance stretch fabrics that is a recyclable alternative to spandex.
•Elected Ganesh Moorthy to the Company's Board of Directors in October. Mr. Moorthy is President, Chief Executive Officer, and a member of the Board of Directors of Microchip Technology Incorporated.

Full Year 2023 and Fourth Quarter Business Segment Overview
Acetyl Chain
The Acetyl Chain reported 2023 net sales of $4.9 billion, a 15 percent decrease from the prior year. Net sales reflected a 17 percent decrease in pricing partially offset by a 2 percent increase in volume. The decrease in pricing resulted in an approximately $1 billion headwind, driven by weak demand across many end-markets and a challenging competitive environment. In response, the business exercised its commercial flexibility across the year to capture opportunistic volumes during periods of high spot demand and industry production outages in China. The Acetyl Chain demonstrated additional optionality by pivoting downstream to sell incremental volume into acetate tow and redispersible powders to capture stronger demand and margins. The business flexed its global network to align production with demand by idling its highest cost facilities. Based on these actions, the Acetyl Chain was able to offset the majority of pricing headwinds to deliver foundational earnings in 2023. The Acetyl Chain generated GAAP operating profit of $1.1 billion, adjusted EBIT of $1.3 billion, and operating EBITDA of $1.5 billion, at margins of 23, 26, and 30 percent, respectively.
The Acetyl Chain delivered fourth quarter net sales of $1.2 billion due to a 3 percent sequential decrease in pricing and consistent volume. The business faced unanticipated operational disruptions in the quarter including unscheduled maintenance and supplier disruptions that resulted in over 50 kt of lost production at its most cost-advantaged facilities. To avoid any impact to its customers, the Acetyl Chain incurred additional costs from flexing production to higher cost plants in its network and sourcing volume from third parties. Despite these challenges, the Acetyl Chain delivered its second highest-ever earnings for a fourth quarter with GAAP operating profit of $264 million, adjusted EBIT of $300 million, and operating EBITDA of $354 million, at margins of 22, 25, and 30 percent, respectively. The business delivered fourth quarter performance consistent with its foundational earnings power of $1.3 billion in annual adjusted EBIT, a level of earnings which is expected to increase by approximately $100 million annually after completion of the Clear Lake acetic acid expansion.

Engineered Materials
Engineered Materials delivered net sales of $6.1 billion in 2023, a 53 percent increase from the prior year as a result of the M&M acquisition that closed in the fourth quarter of 2022. The business faced challenging demand and competitive conditions throughout the year, which resulted in volume and pricing decreases. Excluding the addition of M&M, Engineered Materials volume decreased by 8 percent from the prior year. The impact of demand weakness and prolonged destocking in many end-markets was partially offset by growth in automotive and medical markets and alternative volume secured in other markets. A deflationary raw material environment, weak demand, and heightened competitive dynamics resulted in negative impacts to pricing. The business responded to these challenges by aligning inventory and production levels to demand, lowering inventory balances by $384 million across the year, and accelerating M&M synergy actions. Engineered Materials delivered 2023 GAAP operating profit of $1.1 billion, adjusted EBIT of $848 million, and operating EBITDA of $1.3 billion, at margins of 18, 14, and 21 percent, respectively.
Engineered Materials reported fourth quarter net sales of $1.4 billion, representing a sequential decrease of 8 percent. Net sales reflected a volume decrease of 5 percent and a pricing decrease of 3 percent. Pricing decreased due to continued challenging competitive dynamics and product mix headwinds in the Americas and Europe. Volume was impacted, particularly in the acquired M&M product lines, by year-end destocking in automotive and distribution in the Western Hemisphere that was partially offset by improvement in Asia. Engineered Materials reported fourth quarter GAAP operating profit of $122 million, adjusted EBIT of $199 million, and operating EBITDA of $311 million at margins of 9, 14, and 22 percent, respectively. The formation of the Nutrinova JV resulted in a $13 million sequential decrease in consolidated Engineered Materials earnings.
Cash Flow and Tax
Celanese reported 2023 operating cash flow of $1.9 billion and free cash flow of $1.3 billion which included capital expenditures of $568 million. Celanese returned $305 million in cash to shareholders via dividends in 2023.
The tax rate for U.S. GAAP purposes was a benefit of 67 percent for full year 2023 due to deferred tax benefits of non-recurring internal reorganization transactions to integrate acquired business operations and to centralize ownership of intellectual property with the business, the integration of the European headquarters and principal operations to Switzerland, the release of valuation allowances on U.S. foreign tax credit carryforwards, and excess of U.S. GAAP book gains over tax gains related to the formation of the Nutrinova JV. The effective tax rate for adjusted earnings was 9 percent for 2023 as certain benefits of the internal restructuring will be realized in future periods.
Outlook
"Early signs of demand improvement in certain products and end-markets are insufficient to improve the overall sequential backdrop we see early in 2024 and we remain focused on what we can control to sustainably lift the earnings power of Celanese," said Lori Ryerkerk. "We expect to complete several major value creation projects in the first quarter which, along with future projects, will support a significant ramp in our earnings performance across the year. We expect to deliver a significant year over year increase in our earnings per share supported by M&M synergy capture, the Clear Lake acetic acid and methanol expansions, lower interest expense due to deleveraging, and recognition of lower costs flowing through our inventory."

Reflective of sequential volume and pricing conditions that are not expected to materially improve to start 2024, the timing of major value creation projects, and significant first quarter costs related to planned outages, the Company anticipates first quarter adjusted earnings per share of $1.75 to $2.00, inclusive of approximately $0.30 per share of M&M transaction amortization.
Reconciliations of forecasted non-GAAP measures such as adjusted earnings per share, adjusted EBIT or free cash flow to the equivalent U.S. GAAP measures (diluted earnings per share, net earnings (loss) attributable to Celanese Corporation and net cash provided by (used in) operations, respectively), are not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, and other items is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the fourth quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on February 20, 2024. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Brandon Ayache	Brian Bianco	Petra Czugler
Phone: +1 972 443 8509	Phone: +1 972 443 4400	Phone: +49 69 45009 1206
brandon.ayache@celanese.com	media@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 12,400 employees worldwide and had 2023 net sales of $10.9 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to timely or effectively continue to integrate the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition") in order to realize the anticipated benefits of the M&M Acquisition, including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or the Israel-Hamas conflict) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's two business segments, Engineered Materials and the Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, operating EBITDA margin, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for operating EBITDA margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization. Operating EBITDA margin is defined by the Company as operating EBITDA divided by net sales.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment, and adjusted for contributions from or distributions to our noncontrolling interest joint ventures. We do not provide reconciliations for free cash flow on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of items such as working capital changes, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
    Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about February 20, 2024 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
	(In $ millions, except share and per share data)
Net sales	2,569	2,723	2,348
Cost of sales	(1,956)	(2,050)	(1,964)
Gross profit	613	673	384
Selling, general and administrative expenses	(272)	(244)	(269)
Amortization of intangible assets	(40)	(41)	(30)
Research and development expenses	(32)	(32)	(37)
Other (charges) gains, net	(18)	(17)	7
Foreign exchange gain (loss), net	11	—	3
Gain (loss) on disposition of businesses and assets, net	(3)	503	(2)
Operating profit (loss)	259	842	56
Equity in net earnings (loss) of affiliates	52	12	31
Non-operating pension and other postretirement employee benefit (expense) income	(67)	(1)	(57)
Interest expense	(178)	(178)	(168)
Refinancing expense	—	(7)	—
Interest income	12	12	33
Dividend income - equity investments	31	30	30
Other income (expense), net	23	4	5
Earnings (loss) from continuing operations before tax	132	714	(70)
Income tax (provision) benefit	575	236	840
Earnings (loss) from continuing operations	707	950	770
Earnings (loss) from operation of discontinued operations	(8)	(1)	(1)
Income tax (provision) benefit from discontinued operations	2	—	—
Earnings (loss) from discontinued operations	(6)	(1)	(1)
Net earnings (loss)	701	949	769
Net (earnings) loss attributable to noncontrolling interests	(3)	2	(2)
Net earnings (loss) attributable to Celanese Corporation	698	951	767
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	704	952	768
Earnings (loss) from discontinued operations	(6)	(1)	(1)
Net earnings (loss)	698	951	767
Earnings (loss) per common share - basic
Continuing operations	6.46	8.74	7.08
Discontinued operations	(0.05)	(0.01)	(0.01)
Net earnings (loss) - basic	6.41	8.73	7.07
Earnings (loss) per common share - diluted
Continuing operations	6.43	8.70	7.03
Discontinued operations	(0.06)	(0.01)	—
Net earnings (loss) - diluted	6.37	8.69	7.03
Weighted average shares (in millions)
Basic	109.0	108.9	108.5
Diluted	109.5	109.4	109.2

Consolidated Statements of Operations - Unaudited

	Year Ended December 31,
	2023	2022
	(In $ millions, except share and per share data)
Net sales	10,940	9,673
Cost of sales	(8,337)	(7,293)
Gross profit	2,603	2,380
Selling, general and administrative expenses	(1,075)	(824)
Amortization of intangible assets	(164)	(62)
Research and development expenses	(146)	(112)
Other (charges) gains, net	(68)	(8)
Foreign exchange gain (loss), net	32	(1)
Gain (loss) on disposition of businesses and assets, net	505	5
Operating profit (loss)	1,687	1,378
Equity in net earnings (loss) of affiliates	102	220
Non-operating pension and other postretirement employee benefit (expense) income	(69)	17
Interest expense	(720)	(405)
Refinancing expense	(7)	—
Interest income	39	69
Dividend income - equity investments	126	133
Other income (expense), net	25	9
Earnings (loss) from continuing operations before tax	1,183	1,421
Income tax (provision) benefit	790	489
Earnings (loss) from continuing operations	1,973	1,910
Earnings (loss) from operation of discontinued operations	(12)	(9)
Income tax (provision) benefit from discontinued operations	3	1
Earnings (loss) from discontinued operations	(9)	(8)
Net earnings (loss)	1,964	1,902
Net (earnings) loss attributable to noncontrolling interests	(4)	(8)
Net earnings (loss) attributable to Celanese Corporation	1,960	1,894
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	1,969	1,902
Earnings (loss) from discontinued operations	(9)	(8)
Net earnings (loss)	1,960	1,894
Earnings (loss) per common share - basic
Continuing operations	18.09	17.55
Discontinued operations	(0.08)	(0.07)
Net earnings (loss) - basic	18.01	17.48
Earnings (loss) per common share - diluted
Continuing operations	18.00	17.41
Discontinued operations	(0.08)	(0.07)
Net earnings (loss) - diluted	17.92	17.34
Weighted average shares (in millions)
Basic	108.8	108.4
Diluted	109.4	109.2

Consolidated Balance Sheets - Unaudited

	As of December 31, 2023	As of December 31, 2022

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,805	1,508
Trade receivables - third party and affiliates, net	1,243	1,379
Non-trade receivables, net	541	675
Inventories	2,357	2,808
Other assets	272	241
Total current assets	6,218	6,611
Investments in affiliates	1,220	1,062
Property, plant and equipment, net	5,584	5,584
Operating lease right-of-use assets	422	413
Deferred income taxes	1,677	808
Other assets	524	547
Goodwill	6,977	7,142
Intangible assets, net	3,975	4,105
Total assets	26,597	26,272
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	1,383	1,306
Trade payables - third party and affiliates	1,510	1,518
Other liabilities	1,154	1,201
Income taxes payable	25	43
Total current liabilities	4,072	4,068
Long-term debt, net of unamortized deferred financing costs	12,301	13,373
Deferred income taxes	999	1,242
Uncertain tax positions	300	322
Benefit obligations	457	411
Operating lease liabilities	325	364
Other liabilities	591	387
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(5,488)	(5,491)
Additional paid-in capital	394	372
Retained earnings	12,929	11,274
Accumulated other comprehensive income (loss), net	(744)	(518)
Total Celanese Corporation stockholders' equity	7,091	5,637
Noncontrolling interests	461	468
Total equity	7,552	6,105
Total liabilities and equity	26,597	26,272